Freeport-McMoRan Copper & Gold Inc. Announces Increase in Common Stock Dividend to $0.80 per Share and New 20 Million Share Open Market Purchase Program

NEW ORLEANS, LA, October 15, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized an increase in its annual common stock dividend from $0.36 per share to $0.80 per share.  The dividend will be payable quarterly ($0.20 per share) and the increase will be reflected beginning with the February 2004 dividend payment.

FCX also announced today that its Board of Directors approved a new open market share purchase program authorizing open market purchases totaling 20 million shares.  The timing of future purchases is dependent upon many factors including the company’s operating results, cash flow and financial position, the market price of the common shares and general economic and market conditions.

James R. Moffett, Chairman and Chief Executive Officer of FCX, and Richard C. Adkerson, President and Chief Financial Officer, said, “Our recent Board actions to increase our common dividend and authorize an expanded share repurchase program will allow us to return a portion of our free cash flow to shareholders while we continue to reduce our debt.  These measures are consistent with our ability to generate significant cash flows in excess of our capital expenditures and debt service requirements.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.

Cautionary Statement.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding timing of dividend payments and open market purchases of FCX common stock.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.